EXHIBIT 21.1

                          TURBOSONIC TECHNOLOGIES, INC.

                                  SUBSIDIARIES

                                              State of
Name                                        Incorporation          % Ownership
----                                        -------------          -----------

Sonic Fabricating, Inc.                     Delaware                   100%

Sonic Thermal Systems, Inc.                 Delaware                    80%

Euthenergy International, Inc.              Delaware                    80%

TurboSonic Canada, Inc.                     Canada (Ontario)           100%

Turbotak Technologies, Inc.                 Canada (Ontario)           100%

TurboSonic, Inc.                            Canada (Ontario)           100%

Turbotak USA Inc.                           Michigan                   100%